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                                                           Exhibit 4.15

                                                      December 12, 1999

Robert Shaw
c/o USWeb Corporation
410 Townsend Street
San Francisco, CA 94107

Dear Robert:

     Reference is made to (a) the Employment Agreement, between you and USWeb Corporation, a Delaware corporation (the "Company"), dated as of November 1, 1998 (the "Employment Agreement"), and (b) the Agreement and Plan of Merger, dated December 12, 1999 (together with any amendments thereto, the "Merger Agreement"), by and among Whittman-Hart, Inc., a Delaware corporation ("Parent"), the Company and Uniwhale, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly-owned subsidiary of Parent (the "Merger"). This letter constitutes the undertakings of you and the Company in connection with the Merger Agreement. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Employment Agreement.

     In order to facilitate the Merger, you and the Company hereby amend the terms of the Employment Agreement as follows:

     1. You acknowledge and agree that, for the purposes of Section 8(a) of the Employment Agreement, the Merger shall not constitute a Change of Control under the Employment Agreement. By signing this letter below, you hereby waive any right to make such claim. All other terms and conditions of the Employment Agreement shall remain in full force and effect, including without limitation, (i) the agreement of the Company to provide payments with respect to the 280G excise tax, including any taxes incurred with respect to the Merger, pursuant to Section 8(b) of the Employment Agreement and
          (ii) any other severance benefit provisions not specifically related to a Change of Control, including pursuant to Sections 7(a) and (b) of the Employment Agreement.

     2. Any options to purchase shares of common stock of the Company held by you that are not currently exercisable as of the date hereof (together with any options to purchase shares of common stock of Parent received in exchange for such options in connection with the Merger, the "Unvested Options") shall become exercisable according to the following schedule:

          (a) From the date hereof until the Closing Date, the Unvested Options shall continue to vest and become exercisable according to the original

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                 schedule of 1/48th of 1,200,000 shares per month as set
                 forth in the Employment Agreement;

          (b) On the Closing Date, Unvested Options for the additional number of shares of common stock that equal the product of
                 (x) 1,200,000 times (y) the fraction, the numerator of which is the number of full months that have elapsed between the November 1, 1998 and the Closing Date, and the denominator of which is 48, shall vest and become immediately exercisable; and

          (c) After the Closing Date, any remaining Unvested Options shall vest and become exercisable at the rate of 1/12th of the remaining Unvested Options per month;

PROVIDED, HOWEVER, that the Unvested Options scheduled to become exercisable on any particular date set forth above shall only become exercisable if you are an employee, director or consultant of the Company or Parent (or any affiliate thereof) on such date.

     In the event that the Merger Agreement is terminated for any reason, the Unvested Options shall be treated as if they had continued to vest on the schedule contemplated by the Employment Agreement and your option agreement(s) with the Company.

     This agreement shall be binding on your successors and assigns, including heirs, executors and administrators.

     You hereby acknowledge that the execution of this letter agreement is an inducement to Parent and the Company to enter into the Merger Agreement and that you understand the rights and obligations of this letter and the effects of such letter on the Unvested Options.

                              Sincerely,


                              USWEB CORPORATION


                              By: _____________________________________________
                                  Name:  Carolyn Aver
                                  Title: Chief Financial Officer


AGREED AND ACKNOWLEDGED BY:

/s/ Robert Shaw
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Robert Shaw